Report of Independent Accountants

To Shareholders and Trustees of
The AmSouth Variable Insurance Funds:

In our opinion, the accompanying statements of assets and liabilities, Including the schedules of investments, and the related statements of operations and changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Equity Income and Select Equity Fund
(two portfolios constituting AmSouth Variable Insurance
Funds) at December 31, 1999, the results of each of their operations for the period then ended, the changes in each of their net assets for the periods presented, and the financial highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1999, by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


Columbus, Ohio
February, 2000